FLORIDA ENERGY AND CLIMATE COMMISSION
GRANT AGREEMENT NO. SO424

STATE OF FLORIDA
GRANT ASSISTANCE
PURSUANT TO
RENEWABLE ENERGY AND ENERGY-EFFICIENT TECHNOLOGIES GRANT PROGRAM

THIS AGREEMENT is entered into between the STATE OF FLORIDA, EXECUTIVE OFFICE OF THE GOVERNOR, FLORIDA ENERGY AND CLIMATE COMMISSION whose address is 600 South Calhoun Street, Suite 251, Tallahassee, Florida 32399-0001 (hereinafter referred to as the “Commission”) and the SOLARSA, Inc, whose address 4105 South Dale Mabry Highway, Tampa 33626(hereinafter referred to as “Grantee” or "Recipient"), a Florida profit corporation, to create a Solar Cooling Manufacturing Plant.  The Renewable Energy and Energy-Efficient Technologies Grant Program is established and authorized by Section 377.804, Florida Statutes.

In consideration of the promises and mutual agreements contained herein, the Commission and the Grantee agree as follows:

1.
The Grantee agrees to perform in accordance with the terms and conditions set forth in this Agreement, its attachments and exhibits named and incorporated by reference.  For purposes of this Agreement the terms "Grantee" and "Recipient" are used interchangeably.

2.
This Agreement shall begin upon execution by both parties and end no later than 24 months, inclusive.  This Agreement shall be effective February 26, 2008 for purposes of meeting the cost share or match requirements as described in Attachment A, Grant Work Plan.  The Grantee shall not be eligible for reimbursement for work performed prior to the execution date of this Agreement.  This Agreement may be amended to revise Attachment A, Grant Work Plan if additional funding is made available by the Florida Legislature.

3.	A.
The Commission shall reimburse the Grantee on a quarterly cost reimbursement basis in an amount not to exceed $1,022,595 after receipt and approval by the Grant Manager of satisfactory reports and documentation as required in this Agreement.  The parties agree that the Grantee is responsible for providing a minimum match of $1,000,000 toward the project described in Attachment A.  Prior written approval from the Commission’s Grant Manager shall be required for changes between budget categories up to 10% of the total budget.  Budget category changes greater than 10% will require a formal written amendment to the Agreement.  If the Grantee finds, after receipt of competitive bids, that the work described in Attachment A, Grant Work Plan, cannot be accomplished for the current estimated project cost, the parties agree to modify the Grant Work Plan. The formal written amendment would modify Attachment A, Grant Work Plan to provide for the work feasible within the awarded funding identified above.

B.
All reimbursement requests under this Agreement shall be submitted using the Attachment B, Payment Request Summary Form format in detail sufficient for a proper pre-audit and post-audit thereof. The Grantee shall submit a properly completed Attachment B, Payment Request Summary Form with supporting documentation of eligible project costs.  State guidelines for allowable costs may be found in the Department of Financial Services’ Reference Guide for State Expenditures at http://www.fldfs.com/aadir/reference%5Fguide.  In support of the Payment Request Summary form, the Grantee must provide a detailed listing of expenditures made under this Agreement.  The listing shall include, at a minimum, a description of the goods or services purchased, date of the transaction, check or voucher number, amount paid and vendor name.  All requests for reimbursement of travel expenses shall be in accordance with the travel requirements including mandated forms established in Section 112.061, Florida Statutes.

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C.
In addition to the invoicing requirements contained in paragraph 3.B. above, the Commission may periodically request proof of a transaction (invoice, payroll register, etc.) to evaluate the appropriateness of costs to the Agreement pursuant to State of Florida guidelines.   When requested, this information must be provided within 30 calendar days of such request.

4.
The Commission’s performance and obligation to pay under this Agreement is contingent upon an annual appropriation by the Legislature of the State of Florida for the specific purpose of funding the Commission’s obligations under this Agreement. In the event of a state revenue shortfall, the total funding may be reduced accordingly.  The Commission, in accordance with direction from the Governor and/or Legislature, shall be the final determiner of the availability of any funds.

5.
The Grantee shall submit quarterly project progress reports with each quarterly Payment Summary Form submitted.  The Grantee shall utilize Attachment C, Progress Report Form, to describe the project progress, work performed, problems encountered, problem resolution, schedule updates and proposed work for the next reporting period.  Quarterly reports shall be submitted to the Commission’s Grant Manager no later than 15 days following the completion of the quarterly reporting period.  It is understood and agreed by the parties that the term “quarterly” shall reflect the calendar quarters ending March 31, June 30, September 30 and December 31.  The Commission's Grant Manager shall have ten calendar days to review deliverables and payment requests submitted by the Grantee.  The Grantee shall also submit a Final Report 15 days prior to the expiration date of the Agreement.  The Final Report will provide a final narrative detailing and evaluating the accomplishments and impact of the project.  The Final Report will include an evaluation of the energy savings directly attributable to the project, projections of estimated energy savings expected to accrue from the project and policy recommendations, which may be helpful in implementing other projects of a similar nature.  Final payment, no less than 10 percent of the total Agreement amount identified in paragraph 3.A., will be withheld until receipt and approval of the Final Report.

6.
The Grantee shall save and hold harmless and indemnify the State of Florida and the Commission against any and all liability, claims, judgments or costs of whatsoever kind and nature for injury to, or death of any person or persons and for the loss of damage to any property resulting from the use, service, operation or performance of work under the terms of this Agreement, resulting from the negligent acts of the Grantee, his subcontractor or any of the employees, agents or representatives of the Grantee or subcontractor to the extent allowed by law.

7.
The Commission may terminate this Agreement at any time in the event of the failure of the Grantee to fulfill any of its obligations under this Agreement.  Prior to termination, the Commission shall provide 30 calendar days written notice of its intent to terminate and shall provide the Grantee an opportunity to consult with the Commission regarding the reason(s) for termination.

8
The Commission may terminate this Agreement for convenience by providing the Grantee with 30 calendar days written notice. If this Agreement is terminated, the Commission shall only pay for those acts satisfactorily completed under this Agreement. The Commission shall not pay the Grantee for any work performed after such termination.

9.
This Agreement may be unilaterally terminated by the Commission for refusal by the Grantee to allow public access to all documents, papers, letters or other material made or received by the Grantee in conjunction with this Agreement, unless the records are exempt from Section 24(a), Article I of the  Florida Constitution and Chapter 119, Florida Statutes.

10.
The Grantee shall maintain books, records and documents directly pertinent to performance under this Agreement in accordance with generally accepted accounting principles..  The Commission, the State of Florida, or their authorized representatives shall have access to such records for audit purposes during the term of this Agreement and for five years following Agreement completion.  In the event any work is subcontracted, the Grantee shall similarly require each subcontractor to maintain and allow access to such records for audit purposes.

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11.	A.
The Grantee shall retain and maintain all records referenced in Section 9 and make such records available for an audit as may be requested.  Such records shall include independent auditor working papers, books, documents and other evidence, including but not limited to, vouchers, bills, invoices, requests for payment and other supporting documentation, which, according to generally accepted accounting principles, procedures and practices, sufficiently and properly reflect all program costs expended in the performance of this Agreement.

B.	The Grantee agrees to comply with the audit requirements of Section 215.97, Florida Statutes, and those found in Attachment D as applicable.

C.
The Grantee shall include the audit and record keeping requirements described above and in Attachment D in all subcontracts and assignments with sub-recipients of State funds according to Section 215.97, Florida Statutes.  For purposes of this Agreement, “sub-recipient” shall be defined in accordance with Section 215.97 (2)(x), Florida Statutes.

D.
The Grantee must provide copies of any audit referencing this Agreement, the audit transmittal letter, and any response to such audit to the Commission within 30 days of its receipt. The Grantee should confer with its chief financial officer, audit director or contact the Commission for assistance with questions pertaining to the applicability of these requirements.

12.	A.
The Grantee may subcontract work under this Agreement without the prior written consent of the Commission's Grant Manager.  The Grantee shall be solely responsible for all work performed and all expenses incurred in connection with the development and implementation of the services, programs and activities under this Agreement whether directly performed or by subcontract.

B.
The Grantee shall not enter into subcontracts in which the Commission could be held liable to a subcontractor for any expenses or liabilities.  The Grantee shall defend and hold the Commission harmless of any liabilities incurred under any of the subcontracts entered into by the Grantee.  The Grantee shall be liable for all work performed and all expenses incurred as a result of any subcontract.

C.
The Grantee is encouraged to use small businesses, including minority,  women and service-disabled veteran-owned businesses as subcontractors or sub-vendors under this Agreement.  The directory of certified minority women and service-disabled veteran-owned businesses can be accessed from the website of the Department of Management Services, Office of Supplier Diversity.  The Grantee shall report to the Commission on a quarterly basis its expenditures with minority, women and service-disabled veteran-owned businesses.  The report shall contain the names and addresses of the minority, women and service-disabled veteran-owned businesses; the aggregate dollar figure disbursed that quarter for each business; the time period; type of goods or services and the applicable code.  If no expenditures were made to minority, women and service-disabled veteran-owned businesses, the Grantee shall submit a statement to this effect.

13.
In accordance with Section 216.347, Florida Statutes, the Grantee is hereby prohibited from using funds provided by this Agreement for the purpose of lobbying the Legislature, the judicial branch or any state agency.

14.
The Grantee shall comply with all applicable federal, state and local rules and regulations in providing services under this Agreement.  The Grantee acknowledges that this requirement includes compliance with all applicable federal, state and local health and safety rules and regulations.  The Grantee further agrees to include this provision in all subcontracts issued as a result of this Agreement.

15.	The Commission’s Grant Manager for this Agreement is identified below.

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Commission Grant Manager: Matthew Stamatoff
Florida Energy and Climate Commission
Executive Office of the Governor
600 South Calhoun Street, Suite 251
Tallahassee, FL 32399-0001
Telephone No.:	850-487-3800
Fax No.:	850-922-9701
E-mail Address:	Matthew.stamatoff@eog.myflorida.com

16.	The Grantee’s Grant Manager for this Agreement is identified below.

Scott Jorgensen
Solarsa International Ltd. Co.
4015 S. Dale Mabry Hwy
Tampa, Florida 33611

Telephone No.:	(813) 495-5174
Fax No.:	(813) 774-7810
E-mail Address:	Scott@Solarsa.com

17.
To the extent required by law, the Grantee will be self-insured against, or will secure and maintain during the life of this Agreement, Workers' Compensation Insurance for all of its employees connected with the work of this project and, in case any work is subcontracted, the Grantee shall require the subcontractor similarly to provide Workers' Compensation Insurance for all of the latter's employees unless such employees are covered by the protection afforded by the Grantee.  Such self-insurance program or insurance coverage shall comply fully with the Florida Workers' Compensation law.  In case any class of employees engaged in hazardous work under this Agreement is not protected under Workers' Compensation statutes, the Grantee shall provide, and cause each subcontractor to provide, adequate insurance satisfactory to the Commission, for the protection of its employees not otherwise protected.

18.	A.
The Grantee shall secure and maintain Commercial General Liability insurance including bodily injury and property damage.  The minimum limits of liability shall be $1,000,000 each occurrence and $3,000,000 aggregate.  This insurance will provide coverage for all claims that may arise from the services and/or operations completed under this Agreement, whether such services and/or operations are by the Grantee or anyone directly or indirectly employed by him.  Such insurance shall include the State of Florida as an Additional Insured for the entire length of the Agreement.

B.
The Grantee shall secure and maintain Commercial Automobile Liability insurance for all claims which may arise from the services and/or operations under this Agreement, whether such services and/or operations are by the Grantee or by anyone directly or indirectly employed by him.  The minimum limits of liability shall be as follows:

$500,000	Automobile Liability Combined Single Limit for Company Owned Vehicles, if applicable

$500,000	Hired and Non-owned Liability Coverage

C.
All insurance policies shall be with insurers licensed or eligible to do business in the State of Florida.  The Grantee's current certificate of insurance shall contain a provision that the insurance will not be canceled for any reason except after 30 days written notice (with the exception of non-payment of premium which requires a 10 day notice) to the Commission.

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19.	The Grantee covenants that it presently has no interest and shall not acquire any interest which would conflict in any manner or degree with the performance of services required.

20 .
Upon satisfactory completion of this Agreement, the Grantee may retain ownership of the non-expendable personal property or equipment purchased under this Agreement.  However, the Grantee shall complete and sign Attachment E, Property Reporting Form, and forward it along with the appropriate invoice to the Commission’s Grant Manager.  The following terms shall apply:

A.	The Grantee shall have use of the non-expendable personal property or equipment for the authorized purposes of the contractual arrangement as long as the required work is being performed.

B.	The Grantee is responsible for the implementation of adequate maintenance procedures to keep the non-expendable personal property or equipment in good operating condition.

C.
The Grantee is responsible for any loss, damage, or theft of, and any loss, damage or injury caused by the use of, non-expendable personal property or equipment purchased with state funds and held in his possession for use in a contractual arrangement with the Commission.

21.
The employment of unauthorized aliens by any Grantee/vendor is considered a violation of Section 274A(e) of the Immigration and Nationality Act.  If the Grantee/vendor knowingly employs unauthorized aliens, such violation shall be cause for unilateral cancellation of this Agreement.  The Grantee shall be responsible for including this provision in all subcontracts with private organizations issued as a result of this Agreement.

22.	A.
No person on the grounds of race, creed, color, national origin, age, sex or disability shall be excluded from participation in, be denied the proceeds or benefits of, or be otherwise subjected to discrimination in performance of this Agreement.

B.
The Grantee affirms that it is aware of the provisions of Section 287.134(2)(a), Florida Statutes, and that at no time has the Grantee been placed on the Discriminatory Vendor List.  The Grantee further agrees that it shall not violate such law and acknowledges and agrees that placement on the list during the term of this Agreement may result in the termination of this Agreement.

C.
The Grantee affirms that it is aware of the provisions of Section 287.133(2)(a), Florida Statutes, and that at no time has the Grantee been convicted of a Public Entity Crime.  The Grantee agrees that it shall not violate such law and further acknowledges and agrees that any conviction during the term of this Agreement may result in the termination of this Agreement.  The Grantee shall insert a provision in accordance with this Paragraph in all subcontracts for services in relation to this Agreement.

23.	Land acquisition is not authorized under the terms of this Agreement.

24.	A.
The purpose of this Agreement is to enable the Grantee to commercialize a technology that makes renewable energy available to the citizens of Florida. If the Grantee brings to the performance of this Agreement pre-existing intellectual property, the Grantee shall retain all rights and entitlements to that pre-existing intellectual property.

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B.
If, during the course of the Agreement, the Grantee modifies a pre-existing invention to the point where it is a new invention, patentable in its own right, or if any discovery or subject invention arises or is developed in the course of, or as a result of, work or services performed under this Agreement, or in any way connected herewith, the Grantee shall retain the entire right, title, and interest to each discovery or subject invention, subject to the provisions of this clause. With respect to any subject invention in which the Grantee retains title, the Commission shall have a nonexclusive, transferable, irrevocable, paid up license to practice or have practiced for, or on behalf of, the Commission the subject invention and sublicense the same, but only for State of Florida occupied facilities.

C.
In the event that any books, manuals, films, or other copyrightable material are produced, which are intended to be made available to the public, the Grantee shall notify the Commission. The Commission shall have a royalty-free nonexclusive and irrevocable right to reproduce, publish, or otherwise use the work, and to authorize others to do the same. The Grantee hereby grants the Commission full authority and right to modify or create derivative works of, or allow others to modify or create derivative works on behalf of the Commission, any publications first produced under this Agreement.  Any content submitted to the Commission which is asserted to be exempt under Florida’s Public Records Act, Chapter 119, Florida Statutes, shall be clearly marked “business proprietary”, “exempt,” “confidential,” or “trade secret” (as applicable), with the statutory basis for such claim of exemption, confidentiality, or trade secret specifically identified in writing. Failure to identify any such content shall constitute a waiver of any claimed exemption, confidentiality, or trade secret.

D.
The terms and conditions specified in paragraphs A, B and C above shall also apply to any subcontract made under this Agreement.  The Grantee shall be responsible for informing the subcontractor of the provisions of this section and obtaining disclosures.

25	The Grantee shall not develop any software or databases under the terms and conditions of this Agreement.

26.
This Agreement is executed and entered into in the State of Florida and shall be construed, performed and  enforced in all respects in accordance with the laws and rules of the State of Florida.  Any litigation arising  under this Agreement shall be brought in the appropriate court in Leon, County, Florida, applying Florida Law.

27.
This Agreement represents the entire agreement of the parties.  Any alterations, variations, changes, modifications or waivers of provisions of this Agreement shall only be valid when they have been reduced to writing, duly signed by each of the parties and attached to the original of this Agreement, unless otherwise provided herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, the day and year last written below.

SOLARSA INTERNATIONAL LTD.COMPANY	STATE OF FLORIDA, EXECUTIVE OFFICE OF
THE GOVERNOR, Florida Energy and Climate Commission

By:	By: _________________________________________
Scott E. Jorgensen	Jeremy Susac
President & CEO	Executive Director

Date:___January 29, 2009________	Date: ________________________________________

GRANT MANAGER NOTE:   *For Agreements with governmental boards/commissions:  If someone other than the Chairman signs this Agreement, a resolution, statement or other document authorizing that person to sign the Agreement on behalf of the Grantee must accompany the Agreement.

List of attachments/exhibits included as part of this Agreement:

Specify	Letter/
Type	Number	Description

Attachment	A	Grant Work Plan
Attachment	B	Payment Request Summary Form
Attachment	C	Progress Report Form
Attachment	D	Special Audit Requirements
Attachment	E	Property Reporting Form

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